Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-45983) and related Prospectus of Derma Sciences, Inc. for the registration of 550,005 shares of its common stock and to the incorporation by reference therein of our report dated August 3, 2001, with respect to the financial statements of Derma Sciences, Inc. included in its Annual Report (Form 10-KSB/A-1) for the year ended December 31, 2000, filed with the Securities & Exchange Commission.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 19, 2001